Exhibit 10.17

EXECUTION COPY

December 23, 2008

James M. Whitehurst

c/o Red Hat, Inc.

1801 Varsity Drive,

Raleigh, NC 27606

Dear Jim:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other agreed changes, Red Hat, Inc., a Delaware corporation (the “Company”), and you hereby agree to amend the employment agreement dated as of December 19, 2007 by and between the Company and you (the “Agreement”) as follows:

1.	Section 5.2 of the Agreement is amended by inserting the following at the end:

“Any payments or expenses provided in this Section 5.2 shall be paid in accordance with Section 6.6.C.”

2.	Section 6.2.A(1) of the Agreement is amended by replacing the second through fourth sentences in the second paragraph (starting “The receipt of any severance benefits”) with the following:

“The receipt of any severance benefits provided for under this Agreement or otherwise shall be dependent upon Executive’s delivery to the Company of an effective general release of claims in a form substantially in the form attached hereto as Exhibit A, with such future changes as may be reasonably determined by the Company in order to reflect changes in applicable law, within sixty (60) days following the date of Executive’s termination of employment, and benefits shall be paid or commence no later than thirty (30) days after such release becomes effective; provided, however, that if the last day of the sixty (60) day period falls in the calendar year following the year of Executive’s date of termination, the severance payments shall be paid or commence no earlier than January 1 of such subsequent calendar year. The date on which Executive’s release of claims becomes effective shall be referred to as the “Effective Release Date.” The continued receipt of any severance benefits hereunder shall also be dependent upon Executive’s compliance with the terms of the Company’s form of Employee Inventions Assignment and Restrictive Obligations Agreement, which agreement was signed by Executive in connection with the commencement of his employment, as such agreement may be amended from time to time.”

3.	Section 6.2.A(2) of the Agreement is amended by revising the first sentence to say:

“That portion of any stock award previously granted to Executive by the Company during the Employment Term which is still outstanding but unvested on Executive’s date of termination of employment and which would otherwise have vested during the subsequent eighteen (18) month period (other than those subject to performance conditions (other than continued service) not satisfied as of the date of termination) had Executive’s employment continued for an additional eighteen (18) months, will immediately vest as of Executive’s date of termination of employment, provided that, absent the Compensation Committee’s contrary determination, the portion of the stock award incrementally vesting or having extended exercisability under this Section 6.2.A(2) may not be exercised or, if in the form of shares of the Company’s stock, may not be sold, unless and until Executive’s Effective Release Date and will expire or be forfeited immediately if the period required for release expires without a release becoming effective.”

4.	Section 6.2.A(2) of the Agreement is amended by inserting the following at the end of the first sentence:

With respect to any performance-based stock awards (including but not limited to performance share units (“PSUs”)), Executive shall be treated as continuing employment through the end of any performance periods or segments thereof ending within the eighteen (18) month period following the date of termination and shall earn those performance-based stock awards based on the performance criteria prescribed by the awards, with vesting or distribution due as otherwise provided under such awards. In addition to the preceding sentence, Executive shall have any rights provided under the terms of the performance-based stock awards to additional pro rata vesting or exercisability that would have been provided under the terms of such awards had Executive been terminated without Cause, or had he resigned for Good Reason, at the end of the eighteen (18) month period.

5.	Section 6.5(A)(1) of the Agreement is amended by deleting the period at the end of the first paragraph and inserting the following:

“, provided, however, that, if the termination without Cause precedes the occurrence of a Change of Control, (i) the foregoing compensation will instead be paid in equal installments over an eighteen (18) month period following the Effective Release Date in accordance with the Company’s standard payroll policies and procedures and in a manner not inconsistent with Section 6.6 hereof and (ii) any payments due after such Change of Control will be paid in a lump sum no later than ten (10) days following the Change of Control.”

6.	Section 6.5(A)(1) of the Agreement is amended by replacing the second sentence in the second paragraph (starting “The receipt of any severance benefits”) with the following:

“The receipt of any severance benefits provided for under this Agreement or otherwise shall be dependent upon Executive’s delivery to the Company of an effective general release of claims in a form satisfactory to the Company, within sixty (60) days following the date of Executive’s termination of employment, and benefits shall be paid or commence no later than thirty (30) days after such release becomes effective; provided, however, that if the last day of the sixty (60) day period falls in the calendar year following the year of Executive’s date of termination, the severance payments shall be paid or commence no earlier than January 1 of such subsequent calendar year.”

7.	Section 6.5(A)(2) of the Agreement is replaced with the following:

“(2) Stock Awards. Any stock award previously granted to Executive by the Company during the Employment Term which is still outstanding but unvested on Executive’s date of termination of employment (including the restricted stock from which outstanding PSUs were converted pursuant to Executive’s Performance Share Unit Agreement) will immediately vest as of Executive’s date of termination of employment, provided that, absent the Compensation Committee’s contrary determination, the portion of the stock award incrementally vesting under this sentence may not be exercised or, if in the form of shares of the Company’s stock, may not be sold, unless and until Executive’s Effective Release Date and will expire or be forfeited immediately if the period required for release expires without a release becoming effective.

8.	Section 6.5(C), last paragraph, second sentence, shall be amended by replacing “Treasury Regulations 1.409A-3(a)(4) and 1.409A-3(i)(5)” with “Treasury Regulation 1.409A-3(i)(5).”

9.	Section 6.6 shall be amended to read as follows:

“Effect of Section 409A of the Code.

A. If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with Executive’s separation from service (as defined in Section 409A of Code is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of Executive’s death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

B. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. The Company and Executive agree to cooperate in good faith to avoid taxation of Executive under Section 409A of the Code.

C. Payments with respect to reimbursements of business expenses, relocation expenses or arbitration expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

Except as modified by this letter or by other intervening amendments, all other terms and conditions of the Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

RED HAT, INC.

By:	/s/ Michael R. Cunningham
Michael R. Cunningham
General Counsel

Acknowledged and agreed:

/s/ James M. Whitehurst
James M. Whitehurst

December 23, 2008
Date